EXHIBIT 10.01
LETTER OF INTENT

Date:	December 2, 2005

Parties:	Fagen, Inc., a Minnesota Corporation, of Granite Falls, MN (“Fagen”) and One Earth Energy, LLC of Gibson City, Illinois (“Owner”)
WHEREAS, Owner is an entity organized to facility the development and building of either a 50 MGY or a 100 MGY gas-fired fuel ethanol plant to be located near Gibson City, Illinois (the “Facility” or “Project”); and
WHEREAS, Fagen is an engineering and construction firm capable of providing development assistance, as well as designing and constructing the Facility being considered by Owner; and
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, Owner and Fagen agree to use best efforts in jointly developing this Project under the following terms:
     1. Owner agrees that Fagen will Design-Build the Facility if determined by Owner to be feasible and if adequate financing is obtained. Should Owner choose to develop or pursue a relationship with a company other than Fagen to provide the preliminary engineering or design-build services for the project, then Owner shall reimburse Fagen for all expenses Fagen has incurred in connection with the Project based upon Fagen’s standard rate schedule plus all third party costs incurred from the date of this Letter of Intent. Such expenses include, but are not limited to, labor rates and reimbursable expenses such as legal charges for document review and preparation, travel expenses, reproduction costs, long distance phone costs, and postage. In the event Fagen’s services are terminated by Owner, title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information, shall remain with Fagen; however, Owner shall, upon payment of the foregoing expenses, have the limited license to use the above described technical data, excluding proprietary process related information, for completing documentation required for construction, operation, repair and maintenance of the Project, at Owner’s sole risk.
     Owner acknowledges that the technical data provided by Fagen under this Letter of Intent shall be preliminary and may not be suitable for construction and agrees that any use of such technical data without Fagen’s involvement shall be at Owner’s sole risk.
     If Fagen intentionally or by gross negligence fails or refuses to comply with its commitments contained in this Letter of Intent, Fagen shall absorb all of its own expenses, and Owner shall have the right to terminate the Letter of Intent immediately upon written notice to Fagen, and Owner shall be released from its obligations to pay or reimburse Fagen as described above.
     2. Fagen will provide Owner with assistance in evaluating, from both a technical and business perspective:
•	Owner organizational options;

•	The appropriate location of the proposed Facility; and

•	Business plan development.
Fagen assumes no risk or liability of representation or advice to Owner by assisting in evaluating the above. All decisions made regarding feasibility, financing, and business risks are the Owner’s sole responsibility and liability. In addition, Owner shall utilize project consultants recommended by Fagen and obtain traditional financing from financial institutions recommended by Fagen that have successfully financed previous Fagen projects.
     3. Fagen agrees to Design-Build the Facility, utilizing ICM, Inc. technology in the plant process, for a Lump Sum Price as follows:
a)	$61,240,000.00 for a 50 MGY gas-fired Facility; or

b)	$105,997,000.00 for a 100 MGY gas-fired Facility.
If, as of the date a Notice to Proceed is given, the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which the Notice to Proceed is issued, has increased over the CCI published in the Engineering New Record for September 2005 (CCI as of September 2005 = 7540.38), the Lump Sum Prices referred to above will be increased by an equal percentage amount.
     In addition, the Lump Sum Prices referred to above assumes the use of non-union labor. Owner acknowledges that it has taken no action which would impose a union labor or prevailing wage requirement on Fagen, Owner or the Project. The parties acknowledge and agree that if after the date hereof, a change in applicable law, or a governmental authority acting pursuant to a change in applicable law, or an action by the Owner shall require Fagen to employ union labor or compensate labor at prevailing wages, the Lump Sum Price shall be adjusted upwards to include any increased costs associated with such labor or wages.
     4. Fagen will assist Owner in locating appropriate management for the Facility.
     5. Fagen requires representation of 10 counties, at a minimum, located within Illinois on the Board of Directors, and Owner shall provide to Fagen a list of the names, addresses (residential), and phone numbers of such Directors.
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     6. Fagen will assist Owner in presenting information to potential investors, potential lenders, and various entities or agencies that may provide project development assistance, so long as the Project has 5% or less dilution. In addition, pro forma projections shall be greater than 20% ROI by year five.
     7. During the term of this Letter of Intent the Owner agrees that Fagen will be the exclusive Developer and Design-Builder for the Owner in connection with matters covered by this Letter of Intent, and Owner shall not disclose any information related to this Letter of Intent to a competitor or prospective competition of Fagen.
     8. This Letter of Intent shall terminate on December 31, 2007 unless the basic size and design of the Facility have been determined and mutually agreed upon, and a specific site or sites have been determined and mutually agreed upon, and at least 10% of the necessary equity has been raised. Furthermore, this Letter of Intent shall terminate on December 31, 2008 unless financing for the Facility has been secured. Either of the aforementioned dates may be extended upon mutual written agreement of the Parties.
     9. Fagen and Owner agree to negotiate in good faith and enter into a definitive lump sum design-build agreement, including exhibits thereto, (“Transaction Documents”) acceptable to the Parties. This Letter of Intent shall terminate upon execution of the Transaction Documents.
     10. The Parties will jointly agree on the timing and content of any public disclosure, including, but not limited to, press releases, relating to Fagen’s involvement in Owner’s Project, and no such disclosure shall be made without mutual consent and approval, except as may be required by applicable law.
     11. Fagen agrees to commence construction by April, 2007, so long as the Owner has fulfilled its prerequisite “Owner Responsibilities,” which include the following: (a) Fagen has delivered a written notice to Owner informing Owner that Fagen is ready to accept a Notice to Proceed and to commence Work; (b) Owner has title to the real estate on which the project will be constructed; (c) the Phase I and Phase II Site work required of Owner is completed along with redline drawings and such Phase I and Phase II Site work and redline drawings have been reviewed and deemed adequate by Fagen; (d) the air permit(s) and/or other applicable local, state or federal permits necessary so that construction can begin have been obtained; (e) Owner has obtained Financial Closing; (f) if applicable, Owner has executed a sales tax exemption certificate and provide same to Fagen; and (g) Owner has provided the name of its property/all-risk insurance carrier and the specific requirements for fire protection.
     12. The Parties agree that this Letter of Intent may be modified only by written agreement by the Parties.

     13. The Letter of Intent may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together constitute one and the same instrument. Signatures which have been affixed and transmitted by facsimile shall be binding to the same extent as an original signature, although the Parties contemplate that a fully executed counterpart with original signatures will be delivered to each Party.

One Earth Energy, LLC		Fagen, Inc.

By:	/s/Steven Kelly	By:	/s/O. Wayne Mitchell

Its:	President	Its:	Sr VP